Exhibit 99

Savannah Bancorp Purchases 50% Interest in 25 Bull Street Headquarters Building

Company Release - 09/15/2005 17:22

SAVANNAH, Ga.--(BUSINESS WIRE)--Sept. 15, 2005--The Savannah Bancorp, Inc. (NASDAQ: SAVB) announced that it has completed the acquisition of 50% partnership interests in the building which houses its corporate headquarters and the adjacent parking lot. The Company and its lead bank subsidiary, The Savannah Bank, occupy approximately 20% of the 51,600 sq. ft, 7 story building located at 25 Bull Street on Johnson Square in downtown Savannah known locally as the Palmer & Cay Building. The remainder of the building is occupied by Palmer & Cay/Wachovia.

"We are delighted to have the opportunity to solidify our presence in and commitment to downtown Savannah through ownership of this significant building. We appreciate the relationship that we have enjoyed with Palmer & Cay for the past 15 years and we look forward to our expanded partnership with John Cay in this venture. It is exciting to be part of the redevelopment of Ellis Square and the construction of the underground parking facility which is being done by the City of Savannah," said G. Mike Odom, Jr., CEO and John C. Helmken II, President in a joint statement.

The partnership which owns the adjacent .25 acre parking lot has agreed to contribute rights to construct an underground parking facility on this property to the City of Savannah in exchange for foundation infrastructure sufficient to support a six story building.

About The Savannah Bancorp, Inc.

The Savannah Bancorp, Inc., a bank holding company for The Savannah Bank, N.A. in Savannah, GA and Bryan Bank & Trust in Richmond Hill, GA, had total assets of $689 million as of June 30, 2005. The company provides banking, trust and mortgage services from six full service offices in Savannah and Richmond Hill, GA and residential lending services from its loan production office on Hilton Head Island, SC.

Forward-looking Statements

Certain statements in this news release regarding future expectations and plans may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Any such statements are made in reliance on the safe harbor protections under the Private Securities Litigation Reform Act of 1995.

CONTACT: The Savannah Bancorp, Inc., Savannah
G. Mike Odom, Jr., (912) 629-6486
or
Robert B. Briscoe, (912) 629-6486

SOURCE: The Savannah Bancorp, Inc.